Exhibit 5.1

Brownstein Hyatt Farber Schreck, LLP 702.382.2101 main 100 North City Parkway, Suite 1600 Las Vegas, Nevada 89106

March 6, 2026

Jade Biosciences, Inc.

221 Crescent St., Building 23, Suite 105

Waltham, MA 02453

To the addressee set forth above:

We have acted as local Nevada counsel to Jade Biosciences, Inc., a Nevada corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of an additional (i) 3,535,788 shares (the “2025 Plan Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable under the Jade Biosciences, Inc. 2025 Stock Incentive Plan (the “2025 Plan”) and (ii) 707,157 shares of Common Stock (the “ESPP Shares” and, together with the 2025 Plan Shares, the “Shares”), issuable under the Jade Biosciences, Inc. 2025 Employee Stock Purchase Plan (the “ESPP” and together with the 2025 Plan, the “Plans”). This opinion letter is being delivered at your request, pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares as contemplated by the Plans and as described in the Registration Statement. For purposes of this opinion letter, and except to the extent set forth in the opinion expressed below, we have assumed that all such proceedings have been or will be timely completed in the manner contemplated by each of the Plans, and as presently proposed in the Registration Statement.

For purposes of issuing the opinion hereinafter expressed, we have (a) made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statement, (ii) the Plans, (iii) the Company’s articles of incorporation and bylaws, each as amended to date, and (iv) such other agreements, instruments, corporate records (including resolutions of the board of directors and any committee thereof and of the stockholders of the Company) and other documents, or forms thereof, as we have deemed necessary or appropriate, and (b) obtained from officers and other representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations, assurances and public filings as we have deemed necessary or appropriate.

Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification that (i) the Plans are valid, binding and enforceable obligations of the Company; (ii) each natural person executing a document has or will have sufficient legal capacity to do so; (iii) all documents submitted to us as originals are authentic, the signatures on all documents we reviewed are genuine and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile

www.bhfs.com

Jade Biosciences, Inc.

March 6, 2026

copies conform to the original document; (iv) except to the extent set forth in the opinion paragraph below, the statements of fact and representations and warranties set forth in the documents we have reviewed, including the Plans, are or will at all relevant times be, true and correct as to factual matters; (v) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete; (vi) prior to the conversion of Jade Biosciences, Inc., a Delaware corporation, into a Nevada corporation, the Company took all corporate action required under the laws of the State of Delaware to authorize and approve the Plans and the performance by the Company of its obligations thereunder, including the issuance of the Shares; and (vii) after the issuance of any Shares, the total number of issued and outstanding shares of Common Stock, together with the total number of shares of Common Stock then reserved for issuance or obligated to be issued by the Company pursuant to any agreement, plan or arrangement, including any of the Plans, or otherwise, will not exceed the total number of shares of Common Stock then authorized under the Company’s articles of incorporation.

We are qualified to practice law in the State of Nevada. The opinion set forth herein is expressly limited to, and based exclusively on, the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto or the effect thereon of, the laws of any other jurisdiction. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based on the foregoing and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Shares have been duly authorized by the Company and, if, when and to the extent issued in accordance with all applicable terms and conditions set forth in the relevant Plan and in exchange for the consideration required thereunder, and as described in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed herein is based upon the applicable laws of the State of Nevada and the facts in existence on the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinion set forth herein or to apprise you of any changes in any laws or facts after such time as the Registration Statement is declared effective. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinion set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP